UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 29, 2005
(Date of earliest event reported)

HOUSE OF BRUSSELS CHOCOLATES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-29213	52-2202416
(State or other	(Commission File	(IRS Employer
Jurisdiction of incorporation	Number)	Identification No.)

ONE RIVERWAY, SUITE 1700
HOUSTON, TX 77056

(Address of principal executive offices)

(713) 599-0800
Registrant's telephone number, including area code

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

To obtain funding for its ongoing operations, House of Brussels Chocolates Inc. (the Company") entered into a $6,000,000 convertible financing facility with Laurus Master Fund, Ltd. (“Laurus") effective March 29, 2005 (the “Credit Facility”). The Credit Facility consists of (i) a $3,500,000 Secured Convertible Note (the “Secured Note”), (ii) a Secured Convertible Minimum Borrowing Note (the “Minimum Borrowing Note”) and (iii) and a $2,500,000 Secured Revolving Note (the “Secured Revolving Note”) (the Secured Note, Minimum Borrowing Note and Secured Revolving Note are collectively referred to herein as the “Notes”). The Notes are secured by a security interest in substantially all of the assets and intellectual property of the Company and its subsidiaries.

Additionally, the Company issued Laurus a common stock purchase warrant to purchase up to 1,500,000 shares of its common stock at a price of $1.20 per share (the "Warrants"). The Warrants are exercisable until seven (7) years from the date of issuance. Pursuant to the terms of the Credit Facility, the Company paid a closing payment of 3.6% to Laurus which represents a fee of 1.2% per year.

The Secured Note matures three (3) years from the date of issuance, and is convertible into common stock of the Company, under certain conditions, at a price of $0.88 (the “Fixed Conversion Price”). The Secured Note has an interest rate equal to the Wall Street Journal prime rate plus 2%, reducible to as low as zero if the Company’s share price rises in accordance with certain benchmarks. Under the terms of the Secured Note, the Company must make monthly payments of $109,375.00, plus accrued and unpaid interest beginning August 1, 2005. Under certain conditions set forth in the Secured Note, Laurus will be required to convert into shares of common stock all or a portion of their monthly payment. In the event that all or a portion of the monthly payment is paid in cash, then the Company must pay Laurus 102% of such amount.

The Company may prepay the Secured Note by paying to Laurus a sum of money equal to one hundred twenty percent (120%) of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to Laurus under any portion of the Credit Facility. Upon an event of default by the Company, the Company must pay an amount equal to 115% of the outstanding principal amount of the Secured Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable under the Credit Facility. The full principal amount of the Secured Note is due upon an event of default under the terms of Secured Note.

The maximum amount available under the Secured Revolving Note and the Minimum Borrowing Note is equal to the lesser of:

•	$2.5 million less any reserves required by Laurus; or

•	90% of the eligible accounts (as defined in the Security Agreement) less any reserves required by Laurus.

Pursuant to a Registration Rights Agreement between the Company and Laurus (the Registration Rights Agreement”), the Company agreed to file a registration statement within thirty (30) days of closing to cover the resale of the shares of the Company’s common stock issuable upon conversion of the Notes and the Warrants. Failure of the Company to comply with the registration requirements in the Registration Rights Agreement within specified time periods would require the Company to pay liquidated damages until the failure of the Company is cured.

A copy of the press release related to this transaction dated March 31, 2005, is attached hereto as Exhibit 99.1.

ITEM 2.03   CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The disclosure contained in Item 1.01 is incorporated herein by reference.

ITEM 3.02   UNREGISTERED SALES OF EQUITY SECURITIES

The disclosure contained in Item 1.01 is incorporated herein by reference. The Notes and Warrants described in Item 1.01 were offered and sold to Laurus in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. Laurus is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.   Description

4.1	Secured Convertible Term Note
4.2	Secured Revolving Note
4.3	Secured Convertible Minimum Borrowing Note
4.4	Securities Purchase Agreement
4.5	Security Agreement
4.6	Master Security Agreement
4.7	Share Pledge Agreement
4.8	Common Stock Purchase Warrant
4.9	Guaranty
10.1	Registration Rights Agreement
99.1	Press Release dated March 31, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSE OF BRUSSELS CHOCOLATES INC.
Date: March 31, 2005
By: /s/ Grant Petersen

Grant Petersen
Chief Executive Officer and President